UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2006

LASERSIGHT INCORPORATED
(Exact name of registrant as specified in its charter)

Commission File Number: 0-19671

DE	65-0273162
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6848 Stapoint Court, Winter Park, FL 32792
(Address of principal executive offices, including zip code)

407-678-9900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LASERSIGHT INCORPORATED

Item 2.04   Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

          (a) (1)  On June 7, 2006, the Company received a letter (the “Notice”) from General Electric Capital Corporation (“GE”) formally notifying the Company of defaults under the Third Amended and Restated Secured Term Note dated June 30, 2004, as amended (the “Note”), made by the Company in the original principal amount of $2,149,249.23.  As disclosed in the Company’s periodic reports, the Company signed the three-year Note on August 30, 2004, the Note bears interest at the rate of nine percent (9%), and it is secured by all of the Company’s assets.

          (2)  As set forth in the Notice, the Company is in violation of covenants in the Note that require the Company (i) not to allow its net revenue, as determined in accordance with GAAP, to fall below $1,000,000 for any calendar quarter, and (ii) not to allow its EBITDA for any trailing 12-month period, measured as of the last day of any calendar quarter, to fall below $840,000.  The Company’s net revenue for the calendar quarter ended March 31, 2006, was $616,093.30, and its EBITDA for the trailing 12-month period ended March 31, 2006, was $411,639.73.

          (3)  In the Notice, GE advised the Company that, if not waived by GE within ten days , the specified defaults would become “Events of Default” under the Note, which would allow GE to accelerate the amounts due under the Note.  The amount that would be due currently is approximately $629,434, consisting of $476,077 of principal and $153,357 of fees.  GE also presented the Company a proposed Forbearance Agreement pursuant to which GE would forbear from exercising its rights and remedies under the Note with respect to the specified defaults until the earlier of (i) June 30, 2006, or (ii) the occurrence or existence of Events of Default under the Note other than the specified defaults.  Under that agreement, the Company would be required to pay immediately a fee of $10,000.00, and an additional $10,000.00 would be added to the indebtedness under the Note.  However, on June 13, 2006, GE agreed to waive the defaults without any additional charge to the Company and to extend until July 31, 2006, the date on which the specified defaults will become “Events of Default” under the Note.  The Company intends to pursue alternative financing arrangements during this waiver period.

LASERSIGHT INCORPORATED

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LASERSIGHT INCORPORATED

Date: June 13, 2006	By:	/s/ Danghui (“David”) Liu

Danghui (“David”) Liu
Chief Executive Officer